BLOCKBUSTER INC. PROPOSES TO ISSUE

CUMULATIVE CONVERTIBLE

PERPETUAL PREFERRED STOCK

DALLAS, Nov. 8, 2005 – Blockbuster Inc. today announced that it is launching a private placement of cumulative convertible perpetual preferred stock (the “Shares”) to Qualified Institutional Buyers pursuant to rule 144A under the Securities Act of 1933. The expected gross proceeds will be at least $100 million, and the initial purchasers will have an option to purchase and sell an additional $15 million of Shares if the over-allotment option in connection with the offering is exercised. Blockbuster intends to use the net proceeds from the offering to repay a portion of its borrowings under its revolving credit facility and for general corporate purposes.

The offering is being entered into in connection with amendments to Blockbuster’s existing credit agreement that were executed on November 4, 2005 and that revise the covenants in such credit agreement. The effectiveness of the amendments to the credit agreement is subject to certain conditions, including the receipt by Blockbuster of at least $100 million in gross proceeds from the issuance and sale of convertible preferred stock or other forms of equity by November 20, 2005.

In addition to the offer of $100 million of the Shares, the initial purchasers will offer, on the same terms and conditions, up to an additional $50 million of the Shares Blockbuster’s 25 largest existing stockholders, based on public filings, who are Qualified Institutional Buyers based on demand for such Shares. Should the large existing stockholders not purchase the full $50 million of additional Shares, the initial purchasers may offer and sell such Shares to other Qualified Institutional Buyers. If the offering size is increased above $100 million in gross proceeds, the over-allotment option will be increased to 15% of such larger offering.

Neither the Shares nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or any state securities laws, and will not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contact:	Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Sr. Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President and Corporate Treasurer

(214) 854-3863

or

Angelika Torres

Director, Investor Relations

(214) 854-4279